Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT

        This Amendment is made as of this 8th day of July 2003, between THERAGENICS CORPORATION, a Delaware Corporation (the “Company”) and M. CHRISTINE JACOBS (the “Executive”).

INTRODUCTION

        The Company and the Executive are parties to that certain executive employment agreement dated April 13, 2000 (hereinafter referred to as the “Executive Employment Agreement”). The parties now desire to amend the Executive Employment Agreement to provide as follows:

        NOW THEREFORE, the parties amend the Executive Employment Agreement as follows:

1.	By substituting the following for Section17 (h):

(h) “Business of the Company” means any business that involves the manufacture, production, sale, marketing, promotion, exploitation, development and distribution of palladium-103 or temporary or permanently implantable devices for use in the treatment of cancer, restenosis or macular degeneration.

Except as specifically amended hereby, the Executive Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Amendment as of the date first shown above.

THE COMPANY

THERAGENICS CORPORATION

By: /s/ M. Christine Jacobs

Title: CEO, President

ATTEST:

/s/      Tracy M. Culver

Title:  General Counsel & Corporate Secretary

              [CORPORATE SEAL]

EXECUTIVE

By: /s/ James A. MacLennan

Title: Chief Financial Officer